Exhibit 99.1

API Technologies Reports Fiscal First Quarter Results

ORLANDO, FL – October 17, 2011 – API Technologies Corp. (NASDAQ:ATNY) (“API” or the “Company”), a provider of electronic systems, subsystems, RF, and secure solutions for the defense, aerospace, and commercial industries, today announced results for its fiscal first quarter ended August 31, 2011. These results include a full quarter of Spectrum Control, acquired June 1, 2011.

•	Realized revenue of $69.2 million, up from $29.1 million in the prior-year period

•

Generated adjusted EBITDA of $8.1 million as compared to $2.9 million in the previous year. Before corporate overhead, adjusted EBITDA for the Company’s operating segments was $10.1 million compared to $3.5 million last year.

•	Implemented over $13 million of cost reductions that are being realized

•	Ended the quarter with a backlog of approximately $150 million

“The successful integration of recently-acquired business units has enabled us to significantly reduce API’s cost structure while bidding on a large number of new contracts which will strengthen the Company in the quarters ahead,” said Bel Lazar, President and Chief Operating Officer of API Technologies. “Despite the continued U.S. government budgetary constraints, our core defense and military business is stable with an increasing backlog of orders, and we have seen organic growth across other core end markets – particularly in the commercial aerospace, industrial, and medical fields. Our unique electronic solutions are critical to highly-engineered applications in these areas, and we are beginning to take advantage of cross-selling opportunities now that SenDEC and Spectrum Control have been fully integrated. We remain focused on driving growth, margin expansion, and cash flow and believe our product mix and proprietary solutions position us well heading into 2012.”

API Technologies reported revenue of $69.2 million for the fiscal first quarter ending August 31, 2011, as compared to $29.1 million for the same period in the prior year, primarily due to the acquisitions of Spectrum Control and SenDEC. Gross profit was $16.6 million compared to $6.9 million in the previous year’s fiscal first quarter; gross margin was 24.0% for the period ended August 31, 2011, versus 23.8% in the comparable period last year. Adjusted EBITDA was $8.1 million for the quarter as compared to $2.9 million in the first quarter of last year. Adjusted EBITDA for the Company’s operating segments before corporate overhead was $10.1 million, as compared to $3.5 million in the first quarter of last year.

API Technologies posted net income of $10.4 million for the quarter ending August 31, 2011, as compared to net income of $0.8 million in the first quarter of last year. The increase in net income for the quarter ended August 31, 2011 relates to the recovery of $13.5 million in deferred income taxes, partially offset by higher interest and amortization charges due to the Spectrum Control acquisition. At the end of the quarter, the Company had $16.2 million of cash and cash equivalents and $172.3 million of debt obligations outstanding.

“API has already implemented over $13 million in cost saving initiatives – well ahead of what was originally anticipated – with benefits expected to be realized in the next few quarters,” added Brian Kahn, Chairman and Chief Executive Officer. “We have been pleased by how quickly new and existing commercial customers have reacted to API’s enhanced capabilities, evidenced by the fact that our revenue with clients outside the U.S. Department of Defense grew 10% sequentially from last quarter on a pro forma basis and represented nearly 50% of sales. In addition, our overall defense-related operations have

Exhibit 99.1

proven to be resilient despite API’s combined CREW programs accounting for just $3 million of revenue this quarter, compared to over $30 million in last year’s first quarter. We are excited about the future of the Company, and we appreciate our more than 2,000 employees working together to successfully demonstrate how much more we can offer our customers today than as separate organizations.”

About API Technologies Corp.

API Technologies designs, develops and manufactures electronic systems, subsystems, RF and secure solutions for technically demanding defense, aerospace and commercial applications. API Technologies’ customers include many leading Fortune 500 companies. API Technologies trades on the NASDAQ under the symbol ATNY. For further information, please visit the Company website at www.apitechnologies.com.

Non-GAAP Financial Information

In this press release, API has provided a non-GAAP financial measure for adjusted EBITDA (Earnings before interest, taxes, depreciation and amortization), excluding discontinued operations, restructuring charges, acquisition charges and stock-based compensation expenses and certain non-recurring income items. API also provided adjusted EBITDA from operating segments, which excludes corporate overhead. Management believes the supplemental non-GAAP presentations provide investors an additional analytical tool for understanding the Company’s financial performance by excluding the impact of items which may obscure trends in the core operating performance of the business. These are not recognized measures under US GAAP, do not have a standardized meaning, and are unlikely to be comparable to similar measures used by other companies. Accordingly, investors are cautioned that these non-GAAP measures should not be construed as an alternative to net earnings or loss determined in accordance with GAAP as an indicator of the financial performance of the Company or as a measure of the Company’s liquidity and cash flows. We expect our financial statements to continue to be affected by items similar to those excluded in the non-GAAP adjustments described above, and exclusion of these items from our non-GAAP financial measures should not be construed as an inference that all such costs are unusual or infrequent.

Safe Harbor for Forward-Looking Statements

Except for statements of historical fact, the information presented herein constitutes forward-looking statements. All forward-looking statements are subject to certain risks, uncertainties and assumptions which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties, which are more fully described in the Company’s Annual and Quarterly Reports filed with the Securities and Exchange Commission, include but are not limited to, general economic and business conditions, government regulations, our ability to integrate and consolidate our operations, our ability to expand our operations in both new and existing markets, and the effect of growth on our infrastructure. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated. All information in this release is as of the date hereof. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations. Except as required by law, the Company assumes no obligation to update or revise any forward-looking statements in this press release, whether as a result of new information, future events, or otherwise.

Investor Relations Contact:

Bel Lazar

President and Chief Operating Officer

+1-877-274-0274

investors@apitech.com

Chris Witty

Darrow Associates

+1-646-438-9385

cwitty@darrowir.com

Exhibit 99.1

API Technologies Corp.

Financial Results

For the Quarter Ended August 31, 2011

Consolidated Statement of Operations

	Three Months Ended August 31,
	2011 (Unaudited)	2010 (Unaudited)
Revenue, net	$69,231,222	$29,123,545
Cost of revenues
Cost of revenues	52,613,851	21,892,977
Restructuring charges	9,380	299,651

Total cost of revenues	52,623,231	22,192,628

Gross profit	16,607,991	6,930,917
Operating expenses
General and administrative	7,499,305	3,460,251
Selling expenses	4,450,159	1,112,618
Research and development	2,405,514	531,494
Business acquisition and related charges	—	94,081
Restructuring charges	671,224	604,573

	15,026,202	5,803,017

Operating income	1,581,789	1,127,900
Other (income) expenses, net
Interest expense, net	4,259,495	1,268,874
Other income, net	(51,825)	(771,513)

	4,207,670	497,361

Income (loss) from continuing operations before income taxes	(2,625,881)	630,539
Provision (benefit) for income taxes	(12,997,763)	3,112

Income from continuing operations	10,371,882	627,427
Income from discontinued operations, net of tax	—	129,667

Net Income	$10,371,882	$757,094

Income per share from continuing operations—Basic and diluted	$0.20	$0.07
Income per share from discontinued operations—Basic and diluted	$0.00	$0.01

Net income per share—Basic and diluted	$0.20	$0.08

Weighted average shares outstanding
Basic	52,404,074	8,908,172
Diluted	52,416,071	9,394,839

Exhibit 99.1

Consolidated Balance Sheets

	Aug. 31, 2011	May 31, 2011
Assets
Current
Cash and cash equivalents	$16,155,080	$108,417,312
Accounts receivable	47,053,349	16,823,884
Inventories, net	74,481,387	31,629,092
Deferred income taxes	6,216,500	—
Prepaid expenses and other current assets	2,753,114	1,012,326

	146,659,430	157,882,614
Fixed assets, net	45,138,634	16,430,972
Fixed assets held for sale	3,216,082	150,000
Goodwill	234,860,957	90,300,834
Intangible assets, net	73,284,882	8,407,302
Other non-current assets	8,275,452	—

Total assets	$511,435,437	$273,171,722

Liabilities and Shareholders’ Equity
Current
Short-term debt	$—	$4,372,025
Accounts payable and accrued expenses	41,920,520	24,351,331
Deferred revenue	1,277,771	546,234
Current portion of long-term debt	2,528,151	243,957

	45,726,442	29,513,547
Deferred income taxes	15,958,129	—
Long-term debt, net of current portion	165,701,435	1,931,973

	227,386,006	31,445,520

Shareholders’ equity
Common stock	54,567	49,142
Special voting stock	—	—
Additional paid-in capital	322,547,640	290,712,580
Common stock subscribed but not issued	2,373,000	2,373,000
Accumulated deficit	(41,322,351)	(51,694,233)
Accumulated other comprehensive income	396,575	285,713

	284,049,431	241,726,202

Total Liabilities and Shareholders’ Equity	$511,435,437	$273,171,722

Exhibit 99.1

Consolidated Adjusted EBITDA

The following table reconciles three months GAAP net income to non-GAAP adjusted EBITDA from continuing operations.

	Three Months Ended August 31,
	2011	2010
Net Income	$10,371,882	$757,094
Adjustments
Interest expense, net	4,259,495	1,268,874
Depreciation and amortization	4,445,665	392,855
Income taxes	(12,997,763)	3,112
Stock based compensation	45,363	341,137
Restructuring	680,604	904,224
Acquisition related charges	—	94,081
Other non-recurring adjustments (A)	1,344,021	(778,980)
Discontinued operations	—	(129,667)

Adjusted EBITDA	$8,149,267	$2,852,730

Corporate Overhead	1,907,975	677,564

Adjusted EBITDA contribution from operating segments	$10,057,242	$3,530,294

(A)	– The non-recurring charges in 2011 primarily relates to cost of goods sold from Spectrum’s purchase accounting, and in 2010 was a gain on the sale of real estate.